SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.                )
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CABOT CORPORATION

(Name of Registrant as Specified In Its Charter)
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February 23, 2006
Dear Stockholder:
Your vote at Cabot’s upcoming Annual Meeting is important. Please take a moment to read this letter and vote.
Cabot’s 2006 Annual Meeting will be held on March 9th and four proposals require a vote of stockholders. Proposal 1 is the election of four directors to the Board of Directors, Proposal 2 is to ratify the choice of the Company’s auditor, Proposal 3 is for approval of our 2006 Long-Term Incentive Plan, an equity compensation plan which will be used primarily to issue long-term incentive awards to employees (the “2006 Plan”), and Proposal 4 is for approval of a new plan for equity compensation for non-employee directors. The Board of Directors recommends that you vote FOR all four proposals.
Our proxy statement for the 2006 Annual Meeting describes our compensation philosophy and the basic principles we follow in paying those employees who participate in our long-term incentive compensation program. This letter further shares our thoughts on why we believe you should vote in favor of the 2006 Plan.
We rely on purchase restricted stock as our primary long-term incentive to encourage participants to think like shareholders. We believe this is vital to your company’s success and the fulfillment of our corporate strategy for delivering stockholder value. The 2006 Plan is similar operationally to the equity compensation plans we have had in place, and that have been approved by our shareholders, since the early 1990s. We believe you should vote FOR the 2006 Plan for the following reasons:
•	Cabot’s 5 and 10 year stock performance compares favorably to relevant indices. We believe this is due in large part to our equity compensation plan, which has been in place over these periods, and the incentive it provides to participants to focus on the Company’s long-term performance and value creation activities. We believe the plan’s effectiveness is demonstrated by the development and growth of our former Cabot Microelectronics business, and today, by our inkjet colorants and cesium formate businesses.

•	The upfront purchase requirement that is unique to our program requires a financial investment by participants, like the investment in the Company made by our shareholders. No other form of compensation provides as strong an alignment of interests between stockholders and employees.

•	Equity is awarded deep into employee ranks. Nearly 300 employees globally, representing approximately 7% of our total workforce, participate in the long-term incentive compensation program. The program has not been used to provide excessive compensation for executives. Indeed, historically, only 25% of the total awards made in a year have been issued to our executive officers. Actual share usage in 2003, 2004 and 2005 was 2.3%, 2.4% and 1.8%, respectively, of total shares outstanding.

•	The 2006 Plan passes Institutional Investor Services’s (“ISS”) widely-used mathematical model (Shareholder Value Transfer), which is used by many sophisticated, institutional investors.

•	The 2006 Plan only fails the ISS burn rate test. The primary reasons the 2006 Plan fails the burn rate test are:
•	The depth of the participant group.
•	The burn rate test is a new test and is not easily adapted to the terms of our purchase restricted stock.
•	ISS applies to Cabot the “materials” industry burn rate, which has the second lowest burn rate of all of the industry burn rates used by ISS. Further, in calculating Cabot’s burn rate, ISS counts each share of purchase restricted stock issued as the issuance of four options. We believe applying a 1-for-4 ratio is inappropriate, and that the materials industry is not the proper industry classification for our business model. In order to continue to create new businesses, such as inkjet colorants, our equity compensation needs to be competitive with the industries in which these new businesses operate, where equity compensation is broadly used and makes up a meaningful portion of total compensation.
•	While we were disappointed in the Company’s financial performance in 2005, we do not believe it is appropriate to dramatically change a long-term incentive program because of short-term performance.
A culture of employee ownership has long been a hallmark at Cabot. Your vote in favor of the 2006 Plan will allow us to continue to make grants of purchase restricted stock to a broad base of employees.
Your vote is important. Please vote. We hope you can support us by voting FOR the 2006 Plan.
Sincerely,
Kennett F. Burnes
Chairman of the Board, President and Chief Executive Officer